Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES OCTOBER 2005 SALES RESULTS

Comparable Store Sales Increase 1.2%

Ann Taylor Division Comparable Store Sales Increase 2.2%

LOFT Division Comparable Store Sales Increase 1.7%

New York, New York, November 3, 2005 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended October 29, 2005 increased 11.7 percent to $175,875,000 over total net sales of $157,387,000 for the four-week period ended October 30, 2004. By division, net sales were $72,874,000 for Ann Taylor compared to $70,710,000 last year, and $85,959,000 for Ann Taylor LOFT compared to $71,064,000 last year.

Comparable store sales for the period increased 1.2 percent compared to a comparable store sales increase of 6.2 percent for the same four-week period last year. By division, comparable store sales for fiscal October 2005 were up 2.2 percent for Ann Taylor compared to a 0.4 percent decrease last year, and up 1.7 percent for Ann Taylor LOFT compared to a 13.1 percent increase last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “At the Ann Taylor division, October marked the third consecutive month we delivered positive comparable store sales, as we continued to offer wardrobable, brand-appropriate merchandise to our clients. LOFT also produced positive comparable store sales with our client responding favorably to the October store set. Comparable store sales by region for both divisions were generally flat to high single-digit positive, with the exception of the Southeast which was affected by Hurricane Wilma.”

Ms. Krill continued, “During the quarter, we saw improvement in our gross margin rate and achieved greater leverage on selling, general and administrative expenses as a percentage of sales. While there are currently many uncertainties surrounding the retail and macroeconomic environment, based on our sales and margins to date we are comfortable with our previous guidance of earnings per diluted share of $1.17 for fiscal 2005.”

Total inventory levels at the end of October were down approximately 17 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 16 percent for Ann Taylor and flat for Ann Taylor LOFT.

ANNTAYLOR

During the month, the Company opened three Ann Taylor stores and nine Ann Taylor LOFT stores. The total store count at month end was 820, comprised of 364 Ann Taylor stores, 407 Ann Taylor LOFT stores, and 49 Ann Taylor Factory stores. Total square footage at the end of fiscal October 2005 increased 14.9 percent over the same period last year.

Third Quarter Conference Call/Webcast

The Company will release its third quarter fiscal 2005 results on Friday, November 18, 2005, before the market opens. The Company will also host a live conference call and simultaneous audio webcast from 8:30AM to 9:30AM Eastern Time which will include comments from senior management and a question and answer session.

Parties interested in participating in this call should dial-in at 888-719-9701 five minutes prior to the start time. A recording of the call will be available from November 18 through November 23, 2005. To hear the recording, please call 866-661-4266. No access code is required for either dial in number. To access the simultaneous webcast of the conference call, (a replay of which will be available), please access the Company’s Investor Relations site at http://investor.anntaylor.com.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 820 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of October 29, 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; the inability of the Company to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries; general economic conditions, including the impact of higher energy prices, or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547